Exhibit 99.1

PRESS RELEASE

European Investment Bank Supports Safer Cars

Signs €225 million loans for Autoliv’s R&D in automotive safety

(Stockholm, December 18, 2009) — European Investment Bank (EIB) and Autoliv AB – the Swedish subsidiary of Autoliv Inc. (NYSE: ALV and SSE: ALIVsdb) – have signed a financing commitment agreement giving Autoliv access to a loan of €225 million (U.S. $325 million) on favorable terms.

The funds will help finance total research and development projects for €0.5 billion (nearly U.S. $0.75 billion) over the next three years at Autoliv’s R&D facilities in Germany, France and Sweden. The projects to receive EIB funding relate to a wide range of important automotive safety improvements such as pre-crash safety systems, pedestrian protection systems, adaptive systems to optimize the effectiveness in the event of a crash, and improving existing automotive safety systems with a particular emphasis on application in small vehicles.

In addition, the projects address the weight reduction of safety systems. Therefore, the financing will also contribute to the reduction of CO2 emissions by the automotive sector.

Under EIB’s commitment, Autoliv AB can during an 18-month period, draw loans with a maturity of up to 10 years. The loans will be guaranteed by the parent company Autoliv Inc. As with all of the existing principal debt arrangements of Autoliv Inc, the new financial commitment does not have any financial covenants, i.e. performance-related restrictions.

At September 30, 2009, Autoliv had unutilized long-term credit facilities of $1,025 million compared to a net debt of 878 million. The Company’s strong financial position reflects the prudent and cost-efficient refinancing activities in prior years and the fact that the Company raised $377 million of equity and equity-linked capital in March 2009 as well as a continued positive cash flow in 2009 despite the unprecedented crisis in the automotive industry. Including the new commitment from EIB, Autoliv’s total unutilized long term facilities now exceed $1.4 billion which is a record high for the Company.

Standard and Poor’s recently changed its rating for Autoliv from BBB- to BBB while maintaining a stable outlook. This made Autoliv the first automotive company globally with an investment grade rating to be upgraded since the financial crisis started in September 2008.

Inquiries:

Mats Wallin, Vice President, Finance and CFO, Autoliv Inc. Tel +46 8 587 20619

Hannes Wadell, Treasurer, Autoliv Inc., Tel +46 8 587 20655

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com

PRESS RELEASE

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 36,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2008 amounted to US $6.5 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com